Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2020 Fourth Quarter and Full Year Results

Announces Acceleration Program with Multi-Year Initiatives to Drive Profitable Growth Across the Portfolio

NEW YORK--(BUSINESS WIRE)--August 13, 2020--Tapestry, Inc. (NYSE: TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported results for the fiscal fourth quarter and year ended June 27, 2020.

Joanne Crevoiserat, Interim Chief Executive Officer of Tapestry, Inc., said, “Our fourth quarter results reflected our effective and values-led approach to navigating the Covid-19 pandemic. This performance exceeded internal expectations, demonstrating the power of our unique brands and the decisive actions taken to adapt our business to the rapidly evolving environment and enhance financial flexibility. I am incredibly proud of our global teams for the resilience, passion and commitment they have shown during these unprecedented times. Looking forward, Tapestry’s next chapter of growth is ours to write. While the backdrop remains volatile, it has not changed our long-term objectives. Rather, it has been a catalyst to accelerate our strategic agenda. Through our Acceleration Program, we are transforming into a world-class consumer centric organization that is more agile and data-driven with a digital-first mindset. We believe these initiatives will create stronger connections with our customers, fueling accelerated growth and profitability for Tapestry and each of our brands."

Tapestry, Inc. Fiscal Fourth Quarter 2020 Highlights

  Delivered results ahead of internal top and bottom line expectations
  Drove continued strong e-commerce growth with digital sales increasing triple digits versus prior year
  Returned to positive year-over-year sales growth in Mainland China during the quarter
  Safely re-opened the vast majority of directly operated stores globally by quarter-end
  Significantly expanded gross margins driven in part through lower, more disciplined promotional activity
  Achieved substantial decline in SG&A through actions to transform the Company’s operating model, including a 20% reduction in Tapestry’s run rate corporate headcount costs, and effective expense management
  Reinforced liquidity and financial flexibility, ending the year with $1.4 billion in cash and short term investments, including $700 million revolver draw down
  Tightly managed inventories, which declined 5% from prior year and are well-positioned entering the new fiscal year

Acceleration Program

The guiding principle of the Company’s Acceleration Program is to better meet the needs of each of its brands' unique customers by:

  Sharpening our Focus on the Consumer: Operating with a clearly defined purpose and strategy for each brand and an unwavering focus on the consumer at the core of everything we do
  Leveraging Data and Leading with a Digital-First Mindset: Building significant data and analytics capabilities to drive decision-making and increase efficiency; Offering immersive customer experiences across our e-commerce and social channels to meet the needs of consumers who are increasingly utilizing digital platforms to engage with brands; Rethinking the role of stores with an intent to optimize our fleet
  Transforming into a Leaner and More Responsive Organization: Moving with greater agility, simplifying internal processes and empowering teams to act quickly to meet the rapidly changing needs of the consumer

The Company believes the successful execution of these priorities will fuel desire for the Coach, Kate Spade and Stuart Weitzman brands, driving accelerated revenue growth, higher gross margins and substantial operating leverage across Tapestry’s portfolio. The Company estimates that it will realize approximately $300 million in gross run rate expense savings from these initiatives, including $200 million projected for fiscal 2021. Key strategies by brand include:

Coach

  Deepening Engagement with Consumers through enhanced brand and cultural relevance, united by our values and purpose to be authentic, inclusive and embody the courageous spirit of New York City
  Creating Innovative and Compelling Product to exceed the expectations of our target consumers by geography and customer segments
  Driving Digital Sales and New Customer Recruitment by offering a true omnichannel experience
  Accelerating Growth in China through tailored and optimized assortments, enhanced marketing and expanded reach across direct channels and third party online distribution
  Enhancing Profitability through more focused assortments and a disciplined approach to promotions, resulting in continued Average Unit Retail (AUR) improvements and higher gross margin. In addition, achieving operational excellence by right-sizing SG&A cost structure and store fleet

Kate Spade

  Crystallizing the Brand’s Purpose and Returning to a Position of Strength by fulfilling our promise as a lifestyle brand representing joy, optimism and color, amplified through unique, best-in-class storytelling on a multi-category lifestyle platform
  Instilling a Laser Focus on the Customer across all touchpoints, and fostering a community of women emotionally connected to and inspired by the Kate Spade brand story and values
  Reenergizing and Growing Handbags and Leathergoods by reintroducing non-negotiable brand elements, rebuilding the core offering, and capitalizing on a new Signature platform
  Leaning into Digital Strength by modernizing and creating engaging brand experiences across all of our digital platforms, fully unleashing the power of the Kate Spade community and brand
  Capturing Market Share and Improving Profitability by acquiring, re-engaging and retaining customers, driving top and bottom line growth

Stuart Weitzman

  Renewing the Brand’s Reputation for Fit, Comfort and Quality, listening and responding to our customer’s needs in order to design beautiful and on-trend shoes
  Growing Key Categories by building a leading presence in boots, booties and sandals and expanding the casual assortment, while dramatically simplifying the product offering
  Restoring Profitability by focusing distribution on those markets and channels of greatest opportunity, notably China where the brand has strong momentum and high margins
  Strengthening Relationship with Wholesale Partners by providing relevant products and faster, more consistent execution
  Establishing a Robust Digital Presence which supports best-in-class multi-media content and depth of assortment

Overview of Fourth Quarter 2020 Tapestry, Inc. Results

The following results include the impact of Covid-19. Please note the Company is not providing comparable store sales figures, as the Company believes this will not be a valuable measure given the business environment and number of store closures during the quarter.

  Net sales totaled $715 million for the fiscal fourth quarter as compared to $1.51 billion in the prior year.
  Gross profit totaled $499 million on a reported basis, while gross margin for the quarter was 69.8% compared to $999 million and 66.0%, respectively, in the prior year. On a non-GAAP basis, gross profit totaled $507 million, while gross margin was 71.0% as compared to $1.02 billion and 67.3%, respectively, in the prior year.
  SG&A expenses totaled $779 million on a reported basis and represented 109.0% of sales compared to $828 million and 54.7%, respectively, in the year ago quarter. On a non-GAAP basis, SG&A expenses were $577 million and represented 80.8% of sales as compared to $796 million and 52.6%, respectively, in the year ago period.
  Operating loss was approximately $280 million on a reported basis, while operating margin was (39.2)% versus operating income of $171 million and an operating margin of 11.3% in the prior year. On a non-GAAP basis, operating loss was $70 million, while operating margin was (9.8)% versus operating income of $222 million and an operating margin of 14.7% in the prior year.
  Net interest expense was approximately $20 million in the quarter as compared to $11 million in the year ago period.
  Other expense was negligible versus $1 million in the prior year.
  Net loss for the quarter was $294 million on a reported basis, with earnings per diluted share of ($1.06). This compared to net income of $149 million with earnings per diluted share of $0.51 in the prior year period. The reported tax rate for the quarter of 2.3% compared to the prior year reported rate of 6.4%. On a non-GAAP basis, net loss for the quarter was $70 million with earnings per diluted share of ($0.25). This compared to non-GAAP net income of $175 million with earnings per diluted share of $0.61 in the prior year period. The non-GAAP tax rate for the quarter was 22.3% compared to 16.4% in the prior year.
  Inventory was $737 million at the end of quarter versus ending inventory of $778 million in the year ago period.

Fiscal fourth quarter results by brand were as follows:

Coach Fourth Quarter 2020 Results

  Net sales for Coach totaled approximately $517 million for the fiscal fourth quarter as compared to $1.10 billion in the prior year.
  Gross profit for Coach totaled $381 million, while gross margin was 73.6% on a reported and non-GAAP basis. This compared to gross profit and margin in the prior year of $765 million and 69.7%, respectively, on both a reported and non-GAAP basis.
  SG&A expenses for Coach were $412 million on a reported basis and represented 79.6% of sales compared to $465 million and 42.4%, respectively, in the year ago period. On a non-GAAP basis, SG&A expenses were $334 million and represented 64.6% of sales compared to expenses of $463 million or 42.2% of sales in the prior year.
  Operating loss for Coach was $31 million compared to reported operating income of $300 million in the prior year, while operating margin was (6.0)% versus 27.4% a year ago. On a non-GAAP basis, operating income was $47 million compared to $302 million in the prior year, while operating margin was 9.1% versus 27.5% a year ago.

Kate Spade Fourth Quarter 2020 Results

  Net sales for Kate Spade totaled $164 million for the fiscal fourth quarter as compared to $332 million in the prior year.
  Gross profit for Kate Spade totaled approximately $107 million on a reported basis and non-GAAP basis, while gross margin was 64.9%. This compared to reported gross profit and margin in the prior year of $206 million and 62.0%, respectively. On a non-GAAP basis, prior year gross profit was $206 million, while gross margin was 62.2%.
  SG&A expenses for Kate Spade were $175 million on a reported basis and represented 106.8% of sales. This compared to reported SG&A expenses of $180 million in the year ago period, which represented 54.3% of sales. On a non-GAAP basis, SG&A expenses were $136 million and represented 83.1% of sales. This compared to expenses of $176 million or 53.0% of sales on a non-GAAP basis in the previous year.
  Operating loss for Kate Spade was approximately $69 million on a reported basis, representing an operating margin of (41.8)%. This compared to operating income of $26 million and an operating margin of 7.7% on a reported basis in the year ago period. On a non-GAAP basis, operating loss was approximately $30 million, while operating margin was (18.2)%. This compared to operating income of approximately $31 million and an operating margin of 9.2% on a non-GAAP basis in the previous year.

Stuart Weitzman Fourth Quarter 2020 Results

  Net sales for Stuart Weitzman totaled $33 million for the fiscal fourth quarter compared to $85 million in the same period of the prior year.
  Gross profit for Stuart Weitzman totaled $11 million on a reported basis, while gross margin for the quarter was 34.2% as compared to $29 million and 33.7%, respectively, in the prior year. On a non-GAAP basis, gross profit was $20 million, while gross margin was 59.4%, as compared to $47 million and 54.8%, respectively, in the year ago period.
  SG&A expenses for Stuart Weitzman were $92 million on a reported basis and represented 278.0% of sales. This compared to reported SG&A expenses of $58 million in the year ago period, which represented 68.5% of sales. On a non-GAAP basis, SG&A expenses were $43 million and represented 128.9% of sales as compared to $56 million or 65.3% of sales in the prior year period.
  Operating loss for Stuart Weitzman was $81 million on a reported basis versus an operating loss of approximately $30 million in the prior year. On a non-GAAP basis, the operating loss was $23 million versus an operating loss of $9 million in the prior year.

Overview of Full Year 2020 Tapestry, Inc. Results

The following results include the impact of Covid-19. Please note the Company is not providing comparable store sales figures, as the Company believes this will not be a valuable measure given the business environment and number of store closures during the second half of the fiscal year.

  Net sales totaled $4.96 billion for the full year 2020 as compared to $6.03 billion in the prior year.
  Gross profit totaled $3.24 billion on a reported basis, while gross margin for the year was 65.3% compared to $4.05 billion and 67.3%, respectively, in the prior year. On a non-GAAP basis, gross profit totaled $3.36 billion, while gross margin was 67.7% as compared to $4.08 billion and 67.7%, respectively, in the prior year.
  SG&A expenses totaled $3.79 billion on a reported basis and represented 76.4% of sales compared to $3.23 billion and 53.6%, respectively, a year ago. On a non-GAAP basis, SG&A expenses were $2.92 billion and represented 58.8% of sales as compared to $3.13 billion and 51.9%, respectively, in the prior year.
  Operating loss was $551 million on a reported basis, while operating margin was (11.1)% versus operating income of $820 million and an operating margin of 13.6% in the prior year. On a non-GAAP basis, operating income was $438 million, while operating margin was 8.8% versus operating income of $951 million and an operating margin of 15.8% in the prior year.
  Net interest expense was $60 million for the full year as compared to $48 million in the prior year.
  Other expense was $13 million versus $6 million in the prior year.
  Net loss for the year was $652 million on a reported basis, with earnings per diluted share of ($2.34). This compared to net income of $643 million with earnings per diluted share of $2.21 in the prior year. The reported tax rate for the year of (4.5)% compared to the prior year reported rate of 16.0%. On a non-GAAP basis, net income for the year was $271 million with earnings per diluted share of $0.97. This compared to non-GAAP net income of $749 million with earnings per diluted share of $2.57 in the prior year. The non-GAAP tax rate for the year was 25.7% compared to 16.6% in the prior year.

Full Year 2020 results by brand were as follows:

Coach Full Year 2020 Results

  Net sales for Coach totaled $3.53 billion for the full year 2020 as compared to $4.27 billion in the prior year.
  Gross profit for Coach totaled $2.41 billion on a reported basis, while gross margin for the year was 68.4%. On a non-GAAP basis, gross profit totaled $2.47 billion, while gross margin was 70.2%. This compared to $3.00 billion and 70.2%, respectively, in the prior year on both a reported and non-GAAP basis.
  SG&A expenses for Coach were $1.82 billion on a reported basis and represented 51.7% of sales compared to $1.85 billion and 43.3%, respectively, in the year ago period. On a non-GAAP basis, SG&A expenses were $1.69 billion and represented 47.8% of sales compared to expenses of $1.84 billion or 43.1% of sales in the prior year.
  Operating income for Coach was $589 million compared to reported operating income of $1.15 billion in the prior year, while operating margin was 16.7% versus 26.9% a year ago. On a non-GAAP basis, operating income was $787 million compared to $1.16 billion in the prior year, while operating margin was 22.3% versus 27.1% a year ago.

Kate Spade Full Year 2020 Results

  Net sales for Kate Spade totaled $1.15 billion for the full year 2020 as compared to $1.37 billion in the prior year.
  Gross profit for Kate Spade totaled $683 million on a reported basis, while gross margin was 59.4%. This compared to reported gross profit and margin in the prior year of $864 million and 63.2%, respectively. On a non-GAAP basis, gross profit was $716 million, while gross margin was 62.3%, which compared with $870 million and 63.6% in the prior year.
  SG&A expenses for Kate Spade were $782 million on a reported basis and represented 68.0% of sales. This compared to reported SG&A expenses of $698 million in the year ago period, which represented 51.1% of sales. On a non-GAAP basis, SG&A expenses were $676 million and represented 58.8% of sales. This compared to expenses of $684 million or 50.0% of sales on a non-GAAP basis in the previous year.
  Operating loss for Kate Spade was $99 million on a reported basis, representing an operating margin of (8.6)%. This compared to operating income of approximately $165 million and an operating margin of 12.1% on a reported basis a year ago. On a non-GAAP basis, operating income was approximately $41 million, while operating margin was 3.6%. This compared to operating income of $186 million and an operating margin of 13.6% on a non-GAAP basis in the previous year.

Stuart Weitzman Full Year 2020 Results

  Net sales for Stuart Weitzman totaled $286 million for the full year 2020 compared to $389 million reported in the same period of the prior year.
  Gross profit for Stuart Weitzman totaled $145 million on a reported basis, while gross margin for the year was 50.6% as compared to $194 million and 49.8%, respectively, in the prior year. On a non-GAAP basis, gross profit was $167 million, while gross margin was 58.5% as compared to $213 million and 54.8%, respectively, in the year ago period.
  SG&A expenses for Stuart Weitzman were $766 million on a reported basis as compared to $245 million in the prior year. On a non-GAAP basis, SG&A expenses were $224 million as compared to $230 million in the prior year.
  Operating loss for Stuart Weitzman was $621 million on a reported basis versus an operating loss of approximately $51 million in the prior year. On a non-GAAP basis, the operating loss was $57 million versus an operating loss of $17 million in the prior year.

Non-GAAP Reconciliation

During the fourth fiscal quarter of 2020, the Company recorded certain items that reduced reported operating income by $210 million or $0.81 per diluted share. On a full year basis, these charges lowered the Company’s reported operating income by $989 million or $3.31 per diluted share. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results. These items included:

Impairments:

In the fourth quarter of fiscal 2020, the Company recorded $117 million of pre-tax impairment charges. On a full year basis, the Company recorded $840 million of pre-tax impairment charges. These impairment charges were to indefinite-lived brand intangible assets, goodwill, lease ROU assets, which were established in conjunction with the adoption of the new lease accounting standard, property and equipment assets, as well as increases in inventory reserves. These charges were primarily as a result of a decline in both current and future expected cash flows, exacerbated by the Covid-19 pandemic, which resulted in a decline in sales driven by closures of a significant portion of stores and traffic declines globally.

Acceleration Program:

The Company is undergoing a review of its business under its multi-year growth agenda. This multi-faceted, multi-year strategic growth plan (the "Acceleration Program") reflects: (i) actions to streamline the Company's organization; (ii) select store closures as the Company optimizes its fleet (including store closure costs incurred as brands exit certain regions in which they currently operate); and, (iii) professional fees and compensation costs incurred as a result of the development and execution of the Company’s comprehensive strategic initiatives aimed at increasing profitability. Under the Acceleration Program, the Company expects to incur total charges of approximately $185 to $200 million. This includes charges of $87 million recorded in the fourth quarter and fiscal year 2020. These charges were primarily due to organization-related changes, driven by severance, and store closure costs, which include lease termination penalties, removal or modification of lease assets and liabilities established in connection with the adoption of the new lease accounting standard, as well as inventory reserves and accelerated depreciation under the Plan. Therefore, the Company expects to incur approximately $100 to $115 million in additional charges under its Acceleration Program, of which the majority is estimated to be cash and expected to be recorded in fiscal 2021.

Organization-related & Integration Costs:

In the fourth quarter of fiscal 2020, the Company recorded $1 million in pre-tax charges associated with its Organization-related & Integration activities. On a full year basis, the Company recorded $33 million in pre-tax charges associated with its Organization-related & Integration activities. Most of these charges are primarily related to professional fees.

ERP Implementation:

In addition, in the fourth quarter of fiscal 2020, the Company recorded $5 million in pre-tax charges associated with its ERP implementation activities. On a full year basis, the Company recorded $29 million in pre-tax charges associated with its ERP implementation activities.

Conclusion

Ms. Crevoiserat continued, “We have a clear vision, strong teams and three powerful brands supported by Tapestry’s unique, enabling platform. I am confident that our strategy is the right one for our future. We are committed to strengthening our brands and organization by focusing first and foremost on the consumer, leveraging digital and data more fully, and creating a culture of empowerment and entrepreneurship to enhance responsiveness. As we enter the new fiscal year, we are taking deliberate actions to lower promotional activity and increase AURs across brands, resulting in gross margin expansion, while creating a scalable agile framework, notably through targeted reductions in SG&A. These initiatives are designed to create a strong foundation for profitable expansion over our planning horizon. Therefore, assuming continued steady recovery as we emerge from the pandemic, we would expect a return to sustained topline growth in the second half of fiscal 2021, with bottom line growth in each of fiscal 2021, 2022 and 2023.”

Fiscal Year 2021 Outlook

Given the dynamic nature of the Covid-19 crisis and lack of visibility, the potential financial impact to our business cannot be accurately projected. Therefore, the Company is not providing detailed guidance for fiscal 2021. The Company also notes that fiscal 2021 will include a 53rd week.

Conference Call Details

The Company will host a conference call to review these results at 8:00 a.m. (ET) today, August 13, 2020. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 8871729. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 8871729. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

Upcoming Events

The Company expects to report fiscal 2021 first quarter results on Thursday, October 29, 2020. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Acceleration Program,” and “Fiscal Year 2021 Outlook,” and statements regarding the potential impact of the Covid-19 pandemic and success of mitigating actions, statements regarding Acceleration Program, and statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” “roadmap,” "anticipate," “excited,” “moving,” “leveraging,” “sharpening,” transforming,” “deepening,” “creating,” accelerating,” “enhancing,” “crystalizing,” instilling,” “reenergizing,” leaning into,” “capturing,” “renewing,” “restoring,” “strengthening,” “establishing,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “progress,” “future,” “emerge,” “assure,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic vision,” “strategic agenda,” “long-term objectives,” “ongoing headwinds,” “steady recovery,” “growth opportunities,” “view,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as the impact of the Covid-19 pandemic, the ability to control costs and successfully execute our growth strategies, expected economic trends, the ability to anticipate consumer preferences, risks associated with operating in international markets, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K, quarterly report on 10-Q and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarter and Year Ended June 27, 2020 and June 29, 2019
(in millions, except per share data)

	(unaudited)		(unaudited)	(audited)
	QUARTER ENDED		YEAR ENDED
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

Net sales	$714.8	$1,513.7	$4,961.4	$6,027.1

Cost of sales	215.9	514.5	1,722.1	1,973.4

Gross Profit	498.9	999.2	3,239.3	4,053.7

Selling, general and administrative expenses	778.9	828.1	3,790.1	3,234.0

Operating income (loss)	(280.0)	171.1	(550.8)	819.7

Interest expense, net	20.3	11.0	60.1	47.9

Other expense (gain)	0.5	1.2	13.3	5.6

Income before provision for income taxes	(300.8)	158.9	(624.2)	766.2

Provision for income taxes	(7.0)	10.0	27.9	122.8

Net income (loss)	$(293.8)	$148.9	$(652.1)	$643.4

Net income (loss) per share:

Basic	$(1.06)	$0.51	$(2.34)	$2.22

Diluted	$(1.06)	$0.51	$(2.34)	$2.21

Shares used in computing net income (loss) per share:

Basic	276.2	289.1	278.6	289.4

Diluted	276.2	289.8	278.6	290.8

TAPESTRY, INC.
DETAIL TO NET SALES
For the Quarter and Year Ended June 27, 2020 and June 29, 2019
(in millions)
(unaudited)

	QUARTER ENDED
	June 27, 2020	June 29, 2019	% Change	Constant Currency % Change

Coach	$517.4	$1,096.6	(53)%	(52)%
Kate Spade	164.1	331.9	(51)%	(50)%
Stuart Weitzman	33.3	85.2	(61)%	(60)%
Total Tapestry	$714.8	$1,513.7	(53)%	(52)%

	YEAR ENDED
	June 27, 2020	June 29, 2019	% Change	Constant Currency % Change

Coach	$3,525.7	$4,270.9	(17)%	(17)%
Kate Spade	1,149.5	1,366.8	(16)%	(16)%
Stuart Weitzman	286.2	389.4	(27)%	(26)%
Total Tapestry	$4,961.4	$6,027.1	(18)%	(18)%

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended June 27, 2020
		Items Affecting Comparability

	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration Costs	Impairment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	381.0	-	-	-	-	381.0
Kate Spade	106.5	-	-	-	-	106.5
Stuart Weitzman	11.4	-	-	-	(8.4)	19.8
Gross profit(1)	$498.9	$-	$-	$-	$(8.4)	$507.3

SG&A expenses
Coach	412.0	-	0.6	58.8	18.5	334.1
Kate Spade	175.2	-	(1.0)	26.2	13.6	136.4
Stuart Weitzman	92.4	-	(0.1)	32.0	17.6	42.9
Corporate	99.3	4.9	1.8	-	28.9	63.7
SG&A expenses	$778.9	$4.9	$1.3	$117.0	$78.6	$577.1

Operating income (loss)
Coach	(31.0)	-	(0.6)	(58.8)	(18.5)	46.9
Kate Spade	(68.7)	-	1.0	(26.2)	(13.6)	(29.9)
Stuart Weitzman	(81.0)	-	0.1	(32.0)	(26.0)	(23.1)
Corporate	(99.3)	(4.9)	(1.8)	-	(28.9)	(63.7)
Operating income (loss)	$(280.0)	$(4.9)	$(1.3)	$(117.0)	$(87.0)	$(69.8)

Provision for income taxes	(7.0)	(0.3)	15.7	6.2	(8.4)	(20.2)
Net income (loss)	$(293.8)	$(4.6)	$(17.0)	$(123.2)	$(78.6)	$(70.4)
Net income (loss) per diluted common share	$(1.06)	$(0.02)	$(0.06)	$(0.45)	$(0.28)	$(0.25)
(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Year Ended June 27, 2020
		Items Affecting Comparability

	GAAP Basis (As Reported)	ERP Implementation	Organization-related & Integration Costs	Impairment	Acceleration Program	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	2,411.6	-	(0.1)	(61.9)	-	2,473.6
Kate Spade	682.9	-	(1.2)	(32.3)	-	716.4
Stuart Weitzman	144.8	-	(4.3)	(9.8)	(8.4)	167.3
Gross profit(1)	$3,239.3	$-	$(5.6)	$(104.0)	$(8.4)	$3,357.3

SG&A expenses
Coach	1,822.2	-	0.5	116.7	18.5	1,686.5
Kate Spade	782.2	-	0.1	92.9	13.6	675.6
Stuart Weitzman	766.2	-	(2.0)	526.7	17.6	223.9
Corporate	419.5	28.5	29.2	-	28.9	332.9
SG&A expenses	$3,790.1	$28.5	$27.8	$736.3	$78.6	$2,918.9

Operating income (loss)
Coach	589.4	-	(0.6)	(178.6)	(18.5)	787.1
Kate Spade	(99.3)	-	(1.3)	(125.2)	(13.6)	40.8
Stuart Weitzman	(621.4)	-	(2.3)	(536.5)	(26.0)	(56.6)
Corporate	(419.5)	(28.5)	(29.2)	-	(28.9)	(332.9)
Operating income (loss)	$(550.8)	$(28.5)	$(33.4)	$(840.3)	$(87.0)	$438.4

Provision for income taxes	27.9	(6.0)	3.8	(55.3)	(8.4)	93.8
Net income (loss)	$(652.1)	$(22.5)	$(37.2)	$(785.0)	$(78.6)	$271.2
Net income (loss) per diluted common share	$(2.34)	$(0.08)	$(0.13)	$(2.82)	$(0.28)	$0.97
(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Quarter Ended June 29, 2019
		Items Affecting Comparability

	GAAP Basis (As Reported)	ERP Implementation	Integration & Acquisition	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	764.9	-	0.1	764.8
Kate Spade	205.6	-	(0.9)	206.5
Stuart Weitzman	28.7	-	(17.9)	46.6
Gross profit(1)	$999.2	$-	$(18.7)	$1,017.9

SG&A expenses
Coach	464.9	-	1.6	463.3
Kate Spade	180.3	-	4.4	175.9
Stuart Weitzman	58.3	-	2.8	55.5
Corporate	124.6	11.8	11.6	101.2
SG&A expenses	$828.1	$11.8	$20.4	$795.9

Operating income (loss)
Coach	300.0	-	(1.5)	301.5
Kate Spade	25.3	-	(5.3)	30.6
Stuart Weitzman	(29.6)	-	(20.7)	(8.9)
Corporate	(124.6)	(11.8)	(11.6)	(101.2)
Operating income (loss)	$171.1	$(11.8)	$(39.1)	$222.0

Provision for income taxes	10.0	(3.1)	(21.3)	34.4
Net income (loss)	$148.9	$(8.7)	$(17.8)	$175.4
Net income (loss) per diluted common share	$0.51	$(0.03)	$(0.07)	$0.61
(1) Adjustments within Gross profit are recorded within Cost of sales.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
(in millions, except per share data)
(unaudited)

	For the Year Ended June 29, 2019
		Items Affecting Comparability

	GAAP Basis (As Reported)	ERP Implementation	Integration & Acquisition	Impact of Tax Legislation	Non-GAAP Basis (Excluding Items)

Cost of sales
Coach	2,996.4	-	(1.9)	-	2,998.3
Kate Spade	863.6	-	(6.3)	-	869.9
Stuart Weitzman	193.7	-	(19.6)	-	213.3
Gross profit(1)	$4,053.7	$-	$(27.8)	$-	$4,081.5

SG&A expenses
Coach	1,848.0	-	7.1	-	1,840.9
Kate Spade	698.2	-	14.5	-	683.7
Stuart Weitzman	245.2	-	15.0	-	230.2
Corporate	442.6	36.9	30.0	-	375.7
SG&A expenses	$3,234.0	$36.9	$66.6	$-	$3,130.5

Operating income (loss)
Coach	1,148.4	-	(9.0)	-	1,157.4
Kate Spade	165.4	-	(20.8)	-	186.2
Stuart Weitzman	(51.5)	-	(34.6)	-	(16.9)
Corporate	(442.6)	(36.9)	(30.0)	-	(375.7)
Operating income (loss)	$819.7	$(36.9)	$(94.4)	$-	$951.0

Provision for income taxes	122.8	(9.4)	(25.8)	9.2	148.8
Net income (loss)	$643.4	$(27.5)	$(68.6)	$(9.2)	$748.7
Net income (loss) per diluted common share	$2.21	$(0.09)	$(0.24)	$(0.03)	$2.57
(1) Adjustments within Gross profit are recorded within Cost of sales.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to the Company’s Impairment, ERP Implementation, Organization-related and Integration Costs and Acceleration Program for the fourth quarter of fiscal year 2020 and full fiscal year 2020 and ERP Implementation, Integration & Acquisition-Related Costs and the Impact of Tax Legislation for the fourth quarter of fiscal year 2019 and full fiscal year 2019.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior year period’s currency conversion rate.

Due to fact that a significant majority of the Company’s stores were closed or operating under shortened operating hours over the course of the second half of the fiscal year, net sales changes for the Company and each segment are based on absolute sales dollar changes and are not presented in accordance with the Company’s comparable sales definition utilized in prior quarters.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At June 27, 2020 and June 29, 2019
(in millions)

	(unaudited)	(audited)
	June 27, 2020	June 29, 2019
ASSETS

Cash, cash equivalents and short-term investments	$1,434.4	$1,233.8
Receivables	193.3	298.1
Inventories	736.9	778.3
Other current assets	188.5	246.6

Total current assets	2,553.1	2,556.8

Property and equipment, net	775.2	938.8
Lease right-of-use assets	1,757.0	-
Other noncurrent assets	2,838.9	3,381.7

Total assets	$7,924.2	$6,877.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$130.8	$243.6
Accrued liabilities	511.0	673.6
Short-term lease liabilities	388.8	-
Current debt	711.5	0.8

Total current liabilities	1,742.1	918.0

Long-term debt	1,587.9	1,601.9
Long-term lease liabilities	1,799.8	-
Other liabilities	518.0	844.0

Stockholders' equity	2,276.4	3,513.4

Total liabilities and stockholders' equity	$7,924.2	$6,877.3

TAPESTRY, INC.
STORE COUNT
At March 28, 2020 and June 27, 2020
(unaudited)

	As of			As of
Directly-Operated Store Count:	March 28, 2020	Openings	(Closures)	June 27, 2020

Coach
North America	381	-	(6)	375
International	591	4	(12)	583

Kate Spade
North America	220	2	(9)	213
International	204	8	(5)	207

Stuart Weitzman
North America	71	-	(13)	58
International	87	-	(14)	73

TAPESTRY, INC.
STORE COUNT
At June 29, 2019 and June 27, 2020
(unaudited)

	As of			As of
Directly-Operated Store Count:	June 29, 2019	Openings	(Closures)	June 27, 2020

Coach
North America	391	5	(21)	375
International	595	24	(36)	583

Kate Spade
North America	213	17	(17)	213
International	194	36	(23)	207

Stuart Weitzman
North America	71	4	(17)	58
International	76	15	(18)	73

Contacts

Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Interim Chief Financial Officer
Global Head of Investor Relations and Corporate Communications
212/629-2618
aresnick@tapestry.com
Christina Colone
Vice President, Investor Relations
212/946-7252
ccolone@tapestry.com